Exhibit (a)(1)(A)

FORRESTER RESEARCH, INC.

OFFER TO AMEND OR REPLACE ELIGIBLE OPTIONS

This document constitutes part of the prospectus relating to each of the Amended and Restated Forrester Research,
Inc. 1996 Equity Incentive Plan and the Forrester Research, Inc. 2006 Equity Incentive Plan covering securities that have been registered under the Securities Act of 1933, as amended.
November 19, 2007

FORRESTER RESEARCH, INC.
OFFER TO AMEND OR REPLACE ELIGIBLE OPTIONS
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT MIDNIGHT, EASTERN TIME, ON DECEMBER 17, 2007,
UNLESS THE OFFER IS EXTENDED
Forrester Research, Inc. (“Forrester”, the “Company”, “us”, or “we”) is making this offer to certain employees to amend or replace specified outstanding stock options to purchase the Company’s common stock previously granted to them under the Amended and Restated Forrester Research, Inc. 1996 Equity Incentive Plan (the “1996 Plan”) or the Forrester Research, Inc. 2006 Equity Incentive Plan (the “2006 Plan”) (the 1996 Plan, together with the 2006 Plan, referred to herein as the “Plans”). The offer set forth in this document and the related Tender Offer Statement on Schedule TO (collectively, as they may each be amended or supplemented from time to time, the “Offer”) will expire on the expiration date, currently set for December 17, 2007, unless extended (the “Expiration Date”).
A stock option will be subject to this Offer only to the extent that option meets each of the following conditions:
(i) The option was granted under the Plans.
(ii) The option had an original exercise price that was less than the fair market value per share of our common stock on the adjusted grant date, as determined for accounting purposes.
(iii) The option, or any portion, had not vested as of December 31, 2004.
(iv) The option is held by an individual who is, on the Amendment Date (as defined below), a current employee of the Company and subject to income taxation in the United States on that option (an “Eligible Optionholder”).
(iv) The option is outstanding on the expiration date of this Offer.
An option that satisfies each of the foregoing conditions is designated an “Eligible Option” for purposes of this Offer. Each Eligible Optionholder who has Eligible Options outstanding will be provided an addendum/options history (referred to herein as the “Addendum”) setting forth his or her Eligible Options, the new exercise price that would apply to each Eligible Option (if amended or replaced), the amount of any cash payments to which the Eligible Optionholder is entitled and other relevant information. The Addendum will be provided via Forrester’s intranet (referred to herein as “GoForr”) at the website address http://goforr.forrester.com/sites/TO/Responses/forms/template.xsn, and any Eligible Optionholder can access the Addendum using his or her Forrester corporate active directory login username and password.

Unless remedial action is taken to adjust the exercise price of an Eligible Option, we believe that option will be subject to adverse tax consequences under Section 409A of the Internal Revenue Code. Accordingly, the Company is making this Offer so that each Eligible Optionholder will have the opportunity to amend or replace Eligible Options to the extent necessary to avoid such adverse taxation. The amendment will adjust the exercise price per share of the Eligible Option to the lower of (i) the fair market value per share of the Company’s common stock on the adjusted grant date, as determined for accounting purposes, and (ii) the closing stock price per share on the date the option is amended. The new exercise price per share will be designated the “Adjusted Exercise Price” and will become effective on the first business day following the expiration of the Offer (the “Amendment Date”). The option as so amended, which we refer to as an “Amended Option,” will in all other respects remain unchanged. However, if the Adjusted Exercise Price would be the same as or lower than the current exercise price, then that option will, on the Amendment Date, be canceled and immediately replaced with a new option with the same exercise price as the cancelled option, but with a new grant date. That replacement option will be designated a “New Option.” Such cancellation and re-grant is necessary to evidence the remedial action required under Section 409A for an Eligible Option whose current exercise price is not increased.
If only a portion of an outstanding option is an Eligible Option (i.e., the portion that was not vested as of December 31, 2004), then only that portion may be amended or replaced. The balance of such option will not be subject to this Offer and will not be an Eligible Option. That portion (i.e., the portion that was vested as of December 31, 2004) will retain its current exercise price and will not be subject to adverse tax consequences under Section 409A of the Internal Revenue Code.

Each Eligible Optionholder whose Eligible Option is amended to increase the exercise price pursuant to this Offer will become entitled to a special cash bonus (the “Cash Bonus”) for that Amended Option. The amount of the Cash Bonus payable will be determined by multiplying (i) 105% of the difference between the Adjusted Exercise Price and the old exercise price times (ii) the number of shares of the Company’s common stock covered by the Amended Option. The Cash Bonus will be paid on the Company’s first regularly scheduled payroll date after January 1, 2008, which is scheduled to be January 15, 2008. A delay in payment is required by applicable Internal Revenue Service (“IRS”) regulations. The payment when made will be subject to all applicable withholding taxes and other amounts required to be withheld by the Company. The Cash Bonus will be paid whether or not you continue in the Company’s employ through the payment date.
If you are not employed by the Company on the Amendment Date, then none of your tendered Eligible Options will be amended or replaced, and you will not become entitled to any Cash Bonus for those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share.
As of November 1, 2007, options to purchase approximately 3,301,692 shares of our common stock were issued and outstanding under the Plans, including Eligible Options to purchase up to approximately 212,614 shares of our common stock.
We are making this Offer upon the terms and subject to the conditions set forth in this Offer, including the conditions described in Section 7. Participation in the Offer is voluntary, and you are not required to tender any of your Eligible Options for amendment or replacement. The Offer is not conditioned upon the tender of a minimum number of Eligible Options.
Although our Board of Directors has approved this Offer, neither we nor our Board of Directors will make any recommendation as to whether you should tender your Eligible Options for amendment or replacement. You must make your own decision after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A may apply to your Eligible Options if they are not amended or replaced pursuant to this Offer, and you will be solely responsible for any taxes, interest or penalties you may incur under Section 409A. For that reason, we recommend that you consult with your personal tax advisor to determine the consequences of tendering or not tendering your Eligible Options pursuant to the Offer.
Shares of our common stock are quoted on the Nasdaq Global Select Market under the symbol “FORR.” On November 15, 2007, the closing price of our common stock on the Nasdaq Global Select Market was $21.64 per share. The Adjusted Exercise Price to be in effect for each Eligible Option amended pursuant to the Offer will represent the lower of (i) the fair market value of the Company’s common stock on the adjusted grant date, as determined for accounting purposes, and (ii) the closing stock price per share on the Amendment Date. If the Adjusted Exercise Price would otherwise be the same as or lower than the current exercise price per share of a tendered Eligible Option, then that option will be replaced with a New Option. Neither the exercise price for each Eligible Option nor the Adjusted Exercise Price for each such option is meant to reflect our view of what the trading price of our common stock will be in the short-, medium-, or long-term.
You should direct questions about the Offer or requests for assistance or for additional copies of this document or the related Tender Offer Statement on Schedule TO to Elizabeth Lemons at elemons@forrester.com.
We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document or the related Tender Offer Statement on Schedule TO. If anyone makes any representation or gives you any information that is different from the representations and information contained in this Offer or the related Tender Offer Statement on Schedule TO, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer.
The Offer has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state or foreign securities commission, nor has the SEC or any state or foreign securities commission passed upon the accuracy or adequacy of the information contained in this Offer. Any representation to the contrary is a criminal offense.

IMPORTANT INFORMATION
If you participate in this Offer, you must complete and accept the Offer via GoForr by following the instructions on GoForr (at the website address http://goforr.forrester.com/sites/TO/Responses/forms/template.xsn) before Midnight, Eastern Time, on December 17, 2007. In order to access the website and make elections, you will need your Forrester corporate active directory login username and password (i.e. the credentials you use to log-in to your computer).
Only responses that are complete and actually received by Forrester by the deadline will be accepted. Responses submitted by any other means, including e-mail and hand delivery, are not permitted. Responses that are received after the deadline will not be accepted. The delivery of your election is at your risk. If you wish to confirm receipt of your election, you may e-mail Elizabeth Lemons at elemons@forrester.com.
The key dates to remember in connection with the Offer are as follows:
The commencement date of the Offer is November 19, 2007.
The Offer will expire at Midnight, Eastern Time, on December 17, 2007 (unless we extend it).
The Eligible Options will be amended or replaced on December 18, 2007 (unless we extend the Offer). Please be aware that your E*TRADE option account may not accurately reflect the amendment or replacement for one to two business days following the Amendment Date.
The Cash Bonus for the Amended Options will become payable on the Company’s first regularly scheduled payroll date after January 1, 2008, which is scheduled to be January 15, 2008. The delayed payment is required by applicable IRS regulations.
We are not making the Offer to, nor will we accept any tender of Eligible Options on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any option tender would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us legally to make the Offer to option holders in any such jurisdiction.

SUMMARY TERM SHEET
The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this document and the related Tender Offer Statement on Schedule TO (which when taken together, as they may each be amended or supplemented from time to time, constitute the “Offer”) because the information in this summary and in the introductory pages preceding this summary may not contain all the information that is important to you. Additional important information is contained in the remainder of this document and the related Tender Offer Statement on Schedule TO. We have included page references to the relevant sections of the document where you can find a more complete description of the topics in this summary term sheet.
1. WHAT OPTIONS ARE ELIGIBLE FOR AMENDMENT OR REPLACEMENT PURSUANT TO THE OFFER?
Section 409A of the Internal Revenue Code (the “Code”) provides that an option granted with a below-market exercise price, to the extent it was not vested as of December 31, 2004, will be subject to adverse income taxation (as described below), unless that option is brought into compliance with Section 409A before exercise. Forrester is offering eligible persons holding such options the opportunity to amend or replace each such option to avoid adverse taxation under Section 409A.
An outstanding option to purchase shares of the Company’s common stock will be eligible for amendment or replacement pursuant to the Offer if that option meets each of the following conditions:
(i) The option was granted under the Plans.
(ii) The option had an original exercise price that was less than the fair market value per share of our common stock on the adjusted grant date, as determined for accounting purposes.
(iii) The option, or any portion, had not vested as of December 31, 2004.
(iv) The option is held by an individual who is, on the expiration of this Offer, an Eligible Optionholder.
(iv) The option is outstanding on the expiration date of this Offer.
An option that meets each of the foregoing conditions will constitute an “Eligible Option” for purposes of the Offer. If only a portion of the option meets those conditions, then only that portion will be an Eligible Option, and the balance of that option will not be eligible for amendment or replacement pursuant to this Offer. (Page 15)
2. WHAT OTHER DEFINED TERMS ARE IMPORTANT TO UNDERSTAND THE OFFER?
For purposes of this Offer, you also should be familiar with the following additional definitions.
     “Addendum” refers to the document titled “Addendum/Options History” that will be available to each Eligible Optionholder via Forrester’s intranet (referred to herein as “GoForr”) at the website address http://goforr.forrester.com/sites/TO/Responses/forms/template.xsn using his or her Forrester corporate active directory login username and password. The Addendum will list Eligible Options and, for each Eligible Option, will list the original exercise price, the number of shares affected by the Offer, the new exercise price if the option is amended, and the cash payment related to the Eligible Options if it is amended.
     “Adjusted Exercise Price” is the new exercise price per share for any tendered Eligible Option that is amended pursuant to the Offer. It will be equal to the lower of (i) the fair market value per share of the Company’s common stock on the adjusted grant date, as determined for accounting purposes, and (ii) the closing stock price per share on the Amendment Date. However, if the Adjusted Exercise Price as so determined would be the same as or lower than the current exercise price per share of the Eligible Option, then that option will, on the Amendment Date, be canceled and immediately replaced with a new option with the same exercise price and no loss of vesting or change to the expiration date of the option term, but with a new grant date.
     Accordingly, the exercise price for a tendered Eligible Option that we amend or replace will fall within one of the three following categories:
     (i) Full Increase: increased to the fair market value per share of the Company’s common stock on the option’s adjusted grant date, as determined for accounting purposes, if that price is equal to or lower than the closing stock price per share on the Amendment Date,

     (ii) Partial Increase: increased to the closing stock price per share on the Amendment Date if that price is lower than the grant date price but higher than the current exercise price in effect, or
     (iii) No Increase: retained as the exercise price per share for any New Option issued in replacement of that option, if the closing stock price per share on the Amendment Date is equal to or lower than the current exercise price in effect.
     “Amended Option” will mean an Eligible Option that has been amended pursuant to the Offer to increase the exercise price per share.
     “Amendment Agreement” will mean the Amendment Agreement that will document the Adjusted Exercise Price for each of your Amended Options and set forth the terms of the Cash Bonus payable for those Amended Options. A form of Amendment Agreement is filed as an exhibit to the Tender Offer Statement on Schedule TO, of which this document is a part.
     “Amendment Date” will mean the date on which each Eligible Option is amended to increase the exercise price of that option to the Adjusted Exercise Price and will be December 18, 2007 or, if the Offer is extended, the first business day following the extended expiration date of the Offer.
     “Cash Bonus” is the special cash bonus to which each Eligible Optionholder will become entitled if the current exercise price of one or more of his or her Eligible Options is increased.
     “Eligible Optionholder” is each person who is, on the Amendment Date, a current employee of the Company and subject to income taxation in the United States.
     “Expiration Date” means Midnight, Eastern Time, on December 17, 2007, unless we decide to extend the period of time during which the Offer will remain open, in which event the term “Expiration Date” will refer to the latest time and date at which the Offer, as so extended, expires.
     “Fair Market Value” per share of the Company’s common stock on any relevant date will be deemed to be equal to the closing stock price per share on that date on the Nasdaq Global Select Market.
     “New Option” will mean the option granted on the Amendment Date in replacement of a tendered Eligible Option with a current exercise price per share at or above the closing stock price per share on the Amendment Date. The New Option will have the same exercise price per share and no loss of vesting or change to the expiration date of the option term, but will have a new grant date. The New Option will be evidenced by a new option certificate that replaces the option certificate in effect for the canceled option.
3. WHY IS FORRESTER MAKING THE OFFER?
We are making this Offer to amend or replace the Eligible Options because of potential adverse tax consequences that we believe apply to them. Due to issues identified as part of an investigation into our historical stock option granting practices, Forrester has determined that the adjusted grant dates for accounting purposes of various options granted under the Plans differ from the recorded grant dates of such awards. These options were issued with an exercise price less than the fair market value of the underlying Forrester common stock on the date of grant, as determined by Forrester for accounting purposes. Section 409A provides that an option granted with a below-market exercise price, to the extent not vested as of December 31, 2004, will be subject to adverse income taxation unless that option is brought into compliance with Section 409A. Forrester is providing Eligible Optionholders with the opportunity to bring Eligible Options into compliance either by amending the exercise price per share to the Adjusted Exercise Price determined for each such option or by replacing them with New Options. By taking remedial action, Eligible Optionholders can avoid the adverse tax consequences summarized in Section 2 of the Offer. (Page 18)
4. ARE FORRESTER EXECUTIVE OFFICERS AND NON-EMPLOYEE BOARD MEMBERS ELIGIBLE TO PARTICIPATE IN THE OFFER?
Our executive officers and non-employee members of our Board of Directors are not eligible to participate in the Offer. None of our directors hold any options that are affected by Section 409A.

5. ARE OPTIONHOLDERS RESIDENT OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE IN THE OFFER?
Yes. If you are a current employee of the Company holding an Eligible Option and subject to taxation in the United States, then you are eligible to participate in the Offer even if you are not currently residing in the United States. (Page 15)
6. WHAT ARE THE COMPONENTS OF THE OFFER?
If you accept the Offer to amend an Eligible Option, then the exercise price of that option will be increased to the Adjusted Exercise Price. No other terms of the Eligible Option will be changed. In addition, you will receive a Cash Bonus equal to (i) 105% of the amount by which the Adjusted Exercise Price exceeds the old exercise price times (ii) the number of shares of the Company’s common stock covered by the Amended Option. The Cash Bonus will be paid on the Company’s first regularly scheduled payroll date after January 1, 2008, which is scheduled to be January 15, 2008. The delayed payment is required by applicable IRS regulations. The payment when made will be subject to all applicable withholding taxes and other payments required to be withheld. Such Cash Bonus will be paid whether or not you continue in the Company’s employ through the payment date. (Page 15)
However, if the Adjusted Exercise Price determined for any tendered Eligible Option would be the same as or lower than the current exercise price per share of that option, then that option will, on the Amendment Date, be canceled and immediately replaced with a New Option with the same exercise price as the cancelled option. A cancellation and re-grant is necessary to evidence the remedial action required under Section 409A for an Eligible Option whose current exercise price is not increased. (Page 17)
7. WHAT HAPPENS IF MY EMPLOYMENT TERMINATES BEFORE THE AMENDMENT DATE?
If you are not an Eligible Optionholder on the Amendment Date, then none of your tendered Eligible Options will be amended or replaced, and you will not be entitled to any Cash Bonus. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share. (Page 17)
8. WHAT ARE THE TAX CONSEQUENCES OF AN OPTION SUBJECT TO SECTION 409A?
Section 409A and the related U.S. Treasury regulations provide that a stock option granted with an exercise price per share below the fair market value of the underlying shares on the grant date will, to the extent that option was not vested as of December 31, 2004, be subject to adverse tax consequences. Unless Eligible Options are amended before the earlier of December 31, 2009 or the exercise date, Section 409A will subject the optionholder to the following adverse tax consequences, beginning with 2009.
     Taxation in 2008. To the extent the optionholder holds unexercised Eligible Options that vested before or that vest during 2009, the optionholder will recognize taxable income for 2008 in an amount equal to the fair market value of those shares on the applicable tax measurement date less the exercise price payable for those shares (which we refer to as the “spread”). The optionholder will have to report that income in his or her tax return filed for 2009, even if the Eligible Option is not exercised for those shares during that year. The IRS has not yet provided guidance on what the applicable tax measurement date is for determining an optionholder’s taxable income, but it is possible that this date will be the earlier of December 31, 2009 or the exercise date.
     Tax Penalty. In addition to the usual income and employment taxes payable on the spread on the applicable tax measurement date for 2009, the optionholder would also be subject to an additional tax penalty equal to 20% of that amount.
     Note: California has adopted Section 409A, and for optionholders subject to California income taxation, the total penalty tax is 40%. Other states have also adopted Section 409A with penalty taxes at rates different from the 20% rate under Section 409A.
     Interest Penalty Measured From Year of Vesting. To the extent the Eligible Option vested as to one or more shares during 2005, the optionholder will incur an interest penalty payable with his or her 2009 tax return. The interest penalty will be based on the income taxes the optionholder would have incurred for 2005 had he or she been taxed on the spread on those vested shares on December 31, 2005. For purposes of this calculation, the optionholder’s tax rate will be deemed to be 35%, and that tax rate will be applied to the December 31, 2005 option spread on the shares that vested under the Eligible Option during 2005. The tax amount is not actually payable for 2005, but will trigger an interest penalty under Section 409A for the period beginning April 15, 2006 and continuing until the date the optionholder pays the accrued interest with his or her taxes for 2009.
     To the extent the Eligible Option vested as to one or more shares during 2006, the optionholder would perform the same calculation based on the December 31, 2006 fair market value of the shares that vested during that year, and the interest penalty would accrue over the period beginning April 15, 2007 and continuing until the optionholder pays the accrued interest with his or her taxes for 2009. The same calculation would also apply to any shares that vested under the Eligible Option during 2007 and 2008 based on the option spread on December 31, 2007 or December 31, 2008, as applicable, and the interest penalty would accrue from April 15, 2008 until the optionholder pays the accrued interest with his or her 2009 taxes. Finally, there would also be an additional interest penalty for the shares that vested under the Eligible Option during 2005, 2006 and 2007 but remain unexercised in 2009, to the extent their year-end fair market value in each year after the year of vesting is higher than their year-end fair market value in the immediately preceding year. The interest penalty would accrue until paid with the optionholder’s 2009 taxes.
     Vesting in Subsequent Years. To the extent an Eligible Option first vests after 2008, the optionholder will be subject to income taxation and penalty taxes on the spread calculated on the applicable tax measurement date for such year.
     Continued Taxation of Vested Shares. The optionholder will be subject to additional income taxation and penalty taxes on any subsequent increases to the fair market value of his or her vested option shares that occur in years after the year in which those shares are first taxed under Section 409A. This taxation would continue until the optionholder exercises the options or those options terminate.
     Note: The IRS has not yet provided any guidance as to how the additional taxable income is to be measured over the period the options remain outstanding after 2008.
10. WHAT ARE THE TAX CONSEQUENCES IF I TENDER MY OPTIONS FOR AMENDMENT OR REPLACEMENT PURSUANT TO THE OFFER?
If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of the tender or at the time your Eligible Options are amended or replaced with a New Option.
By amending the exercise prices of your Eligible Options to the applicable Adjusted Exercise Prices or replacing those options with New Options, you will also avoid the adverse taxation of those options under Section 409A. Accordingly, you will not be subject to taxation under Section 409A on your vested Eligible Options in 2009, and as your Amended Options or New Options vest in one or more subsequent years, you will not recognize taxable income with respect to the option shares that vest in those years, and you will not be subject to any 20% penalty tax or any interest penalty under Section 409A. You will only be taxed with respect to your Amended Options or New Options when you exercise them. However, you will recognize taxable income when you receive the Cash Bonus paid with respect to your Amended Options. (Page 27)
All Eligible Optionholders should consult with their own personal tax advisor as to the tax consequences of accepting the Offer.
11. HOW WILL MY CASH BONUS BE TAXED?
The Cash Bonus will constitute wages for tax withholding purposes and will be income to you. Accordingly, the Company must withhold all applicable U.S. federal, state and local income and employment withholding taxes required to be withheld on such payment. You will receive only the portion of the payment remaining after all those taxes and payments have been withheld. (Page 27)
12. WHAT ARE THE TAX CONSEQUENCES IF I DO NOT TENDER MY OPTIONS FOR AMENDMENT OR REPLACEMENT PURSUANT TO THE OFFER?
If you choose not to tender your Eligible Options and take no other action to bring those options into compliance with Section 409A, then we believe you will be subject to the adverse taxation under Section 409A in the manner discussed above. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A. An example illustrating the applicable tax consequences may be found on Page 19 of this document.
13. WHAT SECURITIES ARE SUBJECT TO THE OFFER?
The Offer covers only Eligible Options. Your Addendum will list Eligible Options and, for each Eligible Option, will list the number of shares affected by the Offer. Your Addendum will be available via GoForr (at the website address http://goforr.forrester.com/sites/TO/Responses/forms/template.xsn) which you can access by using your Forrester corporate active directory login username and password (i.e. the credentials you use to log-in to your computer).
14. AM I REQUIRED TO PARTICIPATE IN THE OFFER?
No. Participation in the Offer is entirely voluntary. You may choose either to tender your Eligible Options for amendment or replacement pursuant to the Offer or to retain those options.
If you choose not to tender your Eligible Options, then we believe you will be subject to adverse taxation under Section 409A. You will be solely responsible for any taxes, penalties or interest payable under Section 409A. (Page 20)
15. DO I HAVE TO ACCEPT THE OFFER ON ALL OF MY ELIGIBLE OPTIONS OR MAY I DECIDE TO ACCEPT THE OFFER WITH RESPECT TO ONLY A PORTION OF THE ELIGIBLE OPTIONS?
If you wish to tender a particular Eligible Option for amendment or replacement pursuant to the Offer, you must tender all of that option for amendment or replacement. If you hold more than one Eligible Option, then you must tender all or none of those Eligible Options. Please remember that only the portion of that grant that was not vested as of December 31, 2004 may constitute an Eligible Option. (Page 21)
16. WILL THE TERMS AND CONDITIONS OF MY AMENDED OPTIONS OR NEW OPTIONS BE THE SAME AS THOSE CURRENTLY IN EFFECT FOR MY ELIGIBLE OPTIONS?
Except for the adjustment to the exercise price per share, each Eligible Option that is amended pursuant to this Offer will continue to remain subject to the same terms and conditions as in effect immediately before the amendment. Accordingly, each Amended Option will vest in accordance with the same vesting schedule measured from the same vesting commencement date and will have the same exercise period, option term and other conditions currently in effect for that option. (Page 26)
Each New Option granted pursuant to this Offer will have the same current exercise price per share as the cancelled Eligible Option it replaces and no loss of vesting or change to the expiration date of the option term, but it will have a new grant date. (Page 26)
17. WHEN WILL MY ELIGIBLE OPTIONS BE AMENDED OR REPLACED?
The exercise price for each Eligible Option tendered pursuant to this Offer will be amended to the applicable Adjusted Exercise Price on December 18, 2007, or if the Offer is extended, the first business day following the extended expiration date. The date the exercise price for an Eligible Option is increased to the applicable Adjusted Exercise Price will constitute the Amendment Date, and each Eligible Option that is so amended will be designated an Amended Option. However, tendered Eligible Options with exercise prices at or above the fair market value per share of our common stock on December 18, 2007 or, if the Offer is extended, the first business day following the extended expiration date, will be canceled at that time and immediately replaced with a New Option.
As soon as administratively practicable after the Amendment Date, we will deliver to you a final and complete Amendment Agreement that will reflect the adjustment to the exercise price of each of your Amended Options and the Company’s unconditional obligation to pay you on our first regularly scheduled payroll date after January 1, 2008 the Cash Bonus calculated for each Amended Option. You will also receive a new stock option certificate for any New Option granted in replacement of a tendered Eligible Option with a current exercise price per share that is the same or higher than the closing stock price per share on the Amendment Date. (Page 21)

18. WHAT HAPPENS IF THE FAIR MARKET VALUE OF FORRESTER COMMON STOCK ON THE AMENDMENT DATE IS LESS THAN THE FAIR MARKET VALUE PER SHARE OF THE COMMON STOCK ON THE ADJUSTED GRANT DATE, AS DETERMINED FOR ACCOUNTING PURPOSES?
If the fair market value per share of our common stock on the Amendment Date is less than the fair market value of the common stock on the Eligible Option’s adjusted grant date, as determined for accounting purposes, then the Adjusted Exercise Price of that option will be set at the fair market value per share of the Company’s common stock on the Amendment Date. However, if that Adjusted Exercise Price would be the same as or lower than the current exercise price per share of the Eligible Option, then that option will, on the Amendment Date, be canceled and immediately replaced with a New Option with the same exercise price as the canceled option.
19. WHEN CAN I EXERCISE MY AMENDED OPTIONS OR NEW OPTIONS?
You may exercise an Amended Option for vested option shares at any time following the Amendment Date and before its termination. You may exercise a New Option for vested option shares at any time after grant and before termination. (Page 26)
20. CAN I EXERCISE MY ELIGIBLE OPTIONS AFTER I TENDER MY ELIGIBLE OPTION BUT BEFORE AMENDMENT OR REPLACEMENT?
You cannot exercise your Eligible Options before the Amendment Date without voiding your participation in the Offer. You may exercise your Eligible Options before the Amendment Date, provided such exercise complies with the existing terms of your Eligible Options and the Company’s insider trading policy. However, if you exercise an Eligible Option before the Amendment Date you will not be able to participate in the Offer. Consequently, we believe you will personally incur adverse tax consequences under Section 409A with respect to any Eligible Options you exercise before the Amendment Date. You will be solely responsible for any taxes, penalties or interest payable under Section 409A.
21. WILL MY AMENDED OPTIONS OR NEW OPTIONS BE INCENTIVE STOCK OPTIONS OR NON-STATUTORY OPTIONS?
Because your Eligible Options were granted with exercise prices below the fair market value of the option shares on the adjusted grant date, as determined for accounting purposes, the options are non-statutory options under the U.S. federal income tax laws, and they will remain non-statutory options after the amendment. Therefore, when you subsequently exercise your Amended Options, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the Adjusted Exercise Price paid for those shares, and the Company must collect the applicable withholding taxes. All New Options will also be taxable as non-statutory options. (Page 28)
22. WHEN MAY I EXERCISE THE PORTION OF MY OPTIONS THAT WAS VESTED AS OF DECEMBER 31, 2004?
You may exercise the portion of each of your options that was vested as of December 31, 2004 at any time before it terminates or expires. That portion is not subject to the Offer and will not be subject to adverse taxation under Section 409A.
23. WHAT ARE THE CONDITIONS TO THE OFFER?
The Offer is subject to a number of conditions, including the conditions described in Section 7. The Offer is not conditioned upon the tender of a minimum number of Eligible Options. (Page 22)
24. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?
The Offer will expire on December 17, 2007, at Midnight, Eastern Time, unless we extend the Offer.
Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If the Offer is extended, we will send you an email or other communication informing you of the extension no later than 9:00 a.m. Eastern Time on the next business day following the previously scheduled expiration of the Offer period. (Page 17; Page 28)

25. HOW AND WHEN DO I TENDER MY ELIGIBLE OPTIONS?
If you choose to participate in this Offer, you must do the following before Midnight, Eastern Time, on the Expiration Date:
1. Use your Forrester corporate active directory login username and password (i.e. the credentials you use to log-in to your computer) to access GoForr at the website address http://goforr.forrester.com/sites/TO/Responses/forms/template.xsn.
2. Properly complete and submit the election agreement via GoForr by Midnight, Eastern Time, on December 17, 2007 (by selecting the “Accept Offer” box on the GoForr page containing your stock option information after you have read the election agreement terms and conditions).
This is an all or nothing offer, which means that if you participate, you must participate with respect to all of your Eligible Options. To help you determine which of your outstanding options are Eligible Options and to give you the tools to make an informed decision, on GoForr we will provide you with access to an Addendum providing you with information about your Eligible Options and the cash payment you will receive for each Eligible Option, if amended. Your Addendum will be available via GoForr (at the website address http://goforr.forrester.com/sites/TO/Responses/forms/template.xsn), which you may access using your login credentials.
We will not accept any acceptance after expiration of the Offer. If we do not receive a properly completed and duly submitted acceptance from you before the expiration of the Offer, we will not accept your Eligible Options for amendment or replacement. Those options will not be amended or replaced pursuant to this Offer, and no Cash Bonus will be paid with respect to those options.
This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept all properly and timely tendered Eligible Options that are not validly withdrawn. Subject to our rights to extend, terminate or amend the Offer, we currently expect that we will accept all properly tendered Eligible Options upon the expiration of the Offer, and we will amend or replace those options on the next business day thereafter. (Page 21)
26. DURING WHAT PERIOD OF TIME MAY I WITHDRAW MY PREVIOUSLY TENDERED OPTIONS?
To withdraw your election for Eligible Options you have tendered, you must do the following before Midnight, Eastern Time, on December 17, 2007 (or any extended expiration date of the Offer):
1. Use your Forrester corporate active directory login username and password (i.e. the credentials you use to log-in to your computer) to access GoForr at the website address http://goforr.forrester.com/sites/TO/Responses/forms/template.xsn.
2. Properly complete and submit your withdrawal by selecting the “Withdraw Acceptance” box on the intranet page containing your Addendum after you have read the election agreement and terms and conditions. If you withdraw from participation in this Offer, you must withdraw all your Eligible Options.
27. WHAT DOES FORRESTER THINK OF THE OFFER?
Although our Board of Directors has approved the Offer, neither we nor our Board of Directors make any recommendation as to whether you should tender or refrain from tendering your Eligible Options. You must make your own decision whether to tender your Eligible Options, after taking into account your own personal circumstances and preferences. (Page 20) The Company recommends that you consult with your personal tax advisor when deciding whether or not you should tender your Eligible Options.
Our executive officers and non-employee members of our Board of Directors are not eligible to participate in the Offer.
28. WHAT ARE SOME OF THE KEY DATES TO REMEMBER?
The commencement date of the Offer is November 19, 2007.
The Offer will expire at Midnight, Eastern Time, on December 17, 2007 (unless we extend it).

The Eligible Options will be amended or replaced on December 18, 2007 (unless we extend the Offer). Please be aware that your E*TRADE option account may not accurately reflect the amendment or replacement for one to two business days following the Amendment Date.
The Cash Bonus for the Amended Options will be paid on the Company’s first regularly scheduled payroll date after January 1, 2008, which is scheduled to be January 15, 2008.
29. TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?
For additional information or assistance, you should contact Elizabeth Lemons at elemons@forrester.com.

CERTAIN RISKS OF PARTICIPATING IN THE OFFER
     Participating in the Offer involves a number of risks, including those described below. This list and risk factors under the heading entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission (“SEC”) highlight the material risks of participating in this Offer. You should carefully consider these risks and you are encouraged to speak with your financial, legal and/or tax advisors as necessary before deciding to participate in the Offer. In addition, we strongly urge you to read the sections and schedule in this Offer discussing the personal tax consequences in the United States, as well as the rest of this Offer for a more in-depth discussion of the risks that may apply to you before deciding to participate in the Offer.
     The following discussion should be read in conjunction with our most recent Forms 10-K, 10-Q and 8-K.
Economic Risks
     If your Eligible Options are amended, there is no guarantee that in the future you will be in a better economic position than you would be if your Eligible Options were not amended.
     This Offer was designed in a way that preserves as best as practicable the economic characteristics originally contemplated when the options were granted. However, future events such as a change in our stock price may result in a lower value realized in the future than you might have realized had you not agreed to the amendment that increased your exercise price of your eligible options (even after taking the adverse tax consequences into account). Please consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.
Tax-Related Risks.
     U.S. federal tax-related risks
     The IRS could change the expected Section 409A tax consequences.
     The IRS may provide additional guidance on Section 409A and the tax implications of below-market options. It is possible that this guidance could be significantly different from the current guidance. New guidance could impose less onerous personal tax consequences on below-market options and, as a result, it may have been more beneficial to you not to participate in the Offer and not to have amended your Eligible Options. Although we have designed this Offer in a way that is specifically contemplated by the U.S. Treasury Department and the U.S. Internal Revenue Service to avoid adverse tax treatment under Section 409A, there can be no guarantee of any specific tax treatment with respect to this Offer or in the future should the tax laws change again in a manner that would adversely affect your new options. In that event, Forrester cannot provide any assurance that an offer similar to this one will be made.
     State tax-related risks.
     If you are subject to tax in the U.S., you should be aware that certain states have laws similar to Section 409A. Consequently you may incur additional taxes, penalties and interest charges under state law provisions. For example, California has a provision similar to Section 409A and imposes a 20% tax with regard to below-market stock options (in addition to the federal 20% tax and any federal and state income taxes). You should be certain to consult your personal tax advisor to discuss these consequences.
     Tax-related risks for tax residents of multiple or other countries.
     If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you.

Procedural Risks.
     You are responsible for making sure that your acceptance or any subsequent withdrawal is received by us before the Expiration Date. We intend to confirm the receipt of your acceptance or any subsequent withdrawal within two business days after receipt. If you wish to confirm that we have received your complete submissions, you may email Elizabeth Lemons at elemons@forrester.com.

THE OFFER

1.	ELIGIBLE OPTIONHOLDERS; ELIGIBLE OPTIONS; AMENDMENT OF ELIGIBLE OPTIONS AND CASH BONUS; NEW OPTIONS; EXPIRATION DATE; ADDITIONAL CONSIDERATIONS.
Section 409A of the Code provides that an option granted with a below-market exercise price, to the extent it was not vested as of December 31, 2004, will be subject to adverse income taxation (as described below), unless that option is brought into compliance with Section 409A before exercise. The Company is offering Eligible Optionholders holding Eligible Options the opportunity to amend or replace each such option and thereby avoid taxation of that option under Section 409A.
Eligible Options
An outstanding option to purchase shares of the Company’s common stock will be eligible for amendment or replacement pursuant to the Offer if that option meets each of the following conditions:
(i) The option was granted under the Plans.
(ii) The option had an original exercise price that was less than the fair market value per share of our common stock on the adjusted grant date, as determined for accounting purposes.
(iii) The option, or any portion, had not vested as of December 31, 2004.
(iv) The option is held by an individual who is, on the expiration of this Offer, an Eligible Optionholder.
(iv) The option is outstanding on the expiration date of this Offer.
An option that meets each of the foregoing conditions will constitute an “Eligible Option” for purposes of the Offer. If only a portion of the option meets those conditions, then only that portion will be an Eligible Option, and the balance of that option will not be eligible for amendment pursuant to this Offer.
Upon the terms and subject to the conditions of the Offer, we will amend or replace all Eligible Options tendered by Eligible Optionholders in accordance with Section 4 that are not otherwise validly withdrawn in accordance with Section 5 before the Expiration Date. For each Amended Option, the exercise price per share will be increased to the applicable Adjusted Exercise Price, and that option will thereby avoid taxation under Section 409A. If the tendered Eligible Option is canceled and replaced with a New Option, the New Option will not be subject to taxation under Section 409A.
Eligible Optionholders
Individuals who hold Eligible Options will be Eligible Optionholders for purposes of the Offer if they are, on the Amendment Date, a current employee of the Company and subject to income taxation in the United States.
Our executive officers and non-employee members of our Board of Directors are not eligible to participate in the Offer.
Amendment of Eligible Options and Cash Bonus
Upon the terms and subject to the conditions of the Offer, we will amend or replace each Eligible Option that is properly tendered by an Eligible Optionholder in accordance with Section 4, and not validly withdrawn in accordance with Section 5, before the Expiration Date (as defined below). The exercise price of each Eligible Option that is amended pursuant to the Offer will be increased to the Adjusted Exercise Price determined for that option. To the extent an option was vested as of December 31, 2004, that portion of the option is not subject to taxation under Section 409A and will not be an Eligible Option for purposes of the Offer. Accordingly, the Adjusted Exercise Price would not be in effect for the portion of an option that was vested as of December 31, 2004. The Adjusted Exercise Price will apply only to the portion of an option that was not vested as of December 31, 2004.
Each Amended Option will continue to vest in accordance with the same vesting schedule measured from the same vesting commencement date for that option. No change to the vesting schedule will occur by reason of the amendment. In addition, except for the Adjusted Exercise Price, the other terms and provisions of each Amended

Option will be identical to the terms and provisions in effect for each such Eligible Option immediately before the amendment to the exercise price.
Each Eligible Optionholder whose Eligible Options are amended pursuant to the Offer will become entitled to a special Cash Bonus from the Company. The amount of the Cash Bonus will be determined by multiplying (i) 105% of the difference between the Adjusted Exercise Price and the old exercise price times (ii) the number of shares of the Company’s common stock covered by the Amended Option. The Cash Bonus will be paid on the Company’s first regularly scheduled payroll date after January 1, 2008, which is scheduled to be January 15, 2008. The delayed payment is required by applicable IRS regulations. The payment when made will be subject to all applicable withholding taxes. The Cash Bonus will be paid whether or not the Eligible Optionholder continues to be employed by the Company through the payment date.
EXAMPLE: Assume that (1) you were granted an option to purchase 3,000 shares that had a recorded grant date of July 2, 2002 and an exercise price per share of $10.00, (2) that option vested in four successive equal annual installments, so there were 1,500 shares not vested as of December 31, 2004, and (3) it was determined that the adjusted grant date, as determined for accounting purposes, was July 15, 2002 when the fair market value per share was $13.00. Further assume that (1) you were granted an option to purchase 4,000 shares that had a recorded grant date of December 12, 2003 and an exercise price per share of $12.00, (2) that option vests in four successive equal annual installments over the four-year period measured from December 12, 2003, so there were 3,000 shares not vested as of December 31, 2004, and (3) it was determined that the adjusted grant date, as determined for accounting purposes, was December 19, 2003 when the fair market value per share was $16.00. Further assume that (1) you were granted an option to purchase 5,000 shares that had a recorded grant date of August 10, 2004 and an exercise price per share of $18.00, (2) that option vests in four successive equal annual installments over the four-year period measured from August 10, 2004, so there were 5,000 shares not vested as of December 31, 2004, and (3) it was determined that the option’s adjusted grant date, as determined for accounting purposes, was August 17, 2004 when the fair market value per share was $21.00. Further assume that the fair market value of the Company’s common stock on the Amendment Date is $20.00 per share.
The portions of your July 2, 2002, December 12, 2003 and August 10, 2004 grants that were not vested as of December 31, 2004 constitute Eligible Options for purposes of this Offer. No other portions of those options may be tendered pursuant to this Offer. If you tender the portions constituting your Eligible Options, then those Eligible Options will be amended to increase the exercise prices to $13.00 per share for the 1,500 shares eligible under the July 2, 2002 grant, to $16.00 per share for the 3,000 shares eligible under the December 12, 2003 grant and to $20.00 per share for the 5,000 shares eligible under the August 10, 2004 grant. No other changes will be made to your July 2, 2002, December 12, 2003 and August 10, 2004 options. In addition, you will be eligible to receive a Cash Bonus in an amount of $27,825.00 determined as follows:
•	multiplying (i) the 1,500 shares eligible under the July 2, 2002 option by (ii) 105% of $3.00 (the amount by which the $13.00 Adjusted Exercise Price for that option exceeds the $10.00 per share exercise price previously in effect for that option), yielding $4,725.00;

•	multiplying (i) the 3,000 shares eligible under the December 12, 2003 option by (ii) 105% of $4.00 (the amount by which the $16.00 Adjusted Exercise Price for that option exceeds the $12.00 per share exercise price previously in effect for that option), yielding $12,600.00;

•	multiplying (i) the 5,000 shares eligible under the August 10, 2004 option by (ii) 105% of $2.00 (the amount by which the $20.00 Adjusted Exercise Price for that option exceeds the $18.00 per share exercise price previously in effect for that option), yielding $10,500.00; and

•	adding the three amounts resulting from the above calculations, yielding $27,825.00.
Your Cash Bonus will be paid on the Company’s first regularly scheduled payroll date after January 1, 2008, subject to all applicable withholding taxes.

Cancellation of Eligible Options and Grant of New Options.
If the Adjusted Exercise Price determined for any tendered Eligible Option would be the same as or lower than the current exercise price per share of that option, then that option will, on the Amendment Date, be canceled and immediately replaced with a New Option with the same exercise price per share and no loss of vesting or change to the expiration date of the option term, but with a new grant date. The cancellation and re-grant is necessary to evidence the remedial action required under Section 409A with respect to an Eligible Option whose current exercise price is not increased. No Cash Bonus will be paid along with a New Option because there will be no change to the exercise price.
EXAMPLE: Assume that (1) you were granted an option to purchase 1,000 shares that had a recorded grant date of February 7, 2002 and an exercise price per share of $25.00, (2) that option vested in four successive equal annual installments over the four-year period measured from February 7, 2002, so there were 500 shares not vested as of December 31, 2004, and (3) it was determined that the adjusted grant date, as determined for accounting purposes, was February 14, 2002 when the fair market value per share was $30.00. Further assume that (1) you were also granted an option to purchase 2,000 shares that had a recorded grant date of May 3, 2002 and an exercise price per share of $31.00, (2) that option vested in four successive equal annual installments, so there were 1,000 shares not vested as of December 30, 2004, and (3) it was determined that the adjusted grant date, as determined for accounting purposes, was May 13, 2002 when the fair market value per share was $39.00. Further assume that the fair market value of Forrester’s common stock on the Amendment Date is $20.00 per share.
The portions of your February 7, 2002 and May 3, 2002 grants that were not vested as of December 31, 2004 constitute Eligible Options for purposes of this Offer. No other portions of those options may be tendered pursuant to this Offer. If you tender the portions constituting your Eligible Options then your tendered Eligible Options will be canceled on the Amendment Date, and you will be immediately issued two New Options: one New Option with an exercise price of $25.00 per share for the 500 shares eligible under the February 7, 2002 grant; and a second New Option with an exercise price or $31.00 per share for the 1,000 shares eligible under the May 3, 2002 grant. Because the exercise prices under the New Options will be the same as under the canceled options, no Cash Bonus will be payable to you along with your New Options.
Former Employees
If you are not an employee on the Amendment Date, then none of your tendered Eligible Options will be amended or replaced, and you will not be entitled to any Cash Bonus. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share.
Expiration Date
The term “Expiration Date” means Midnight, Eastern Time, on December 17, 2007, unless we decide to extend the period of time during which the Offer will remain open, in which event the term “Expiration Date” will refer to the latest time and date at which the Offer, as so extended, expires. See Section 16 for a description of our rights to extend, delay, terminate and amend the Offer, and Section 7 for a description of conditions to the Offer.
Additional Considerations
In deciding whether to tender your Eligible Options, you should know that the Company continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time, we may be engaged in discussions or negotiations with respect to various transactions. We also grant options in the ordinary course of business to our current and new employees, including our executive officers. Our employees, including our executive officers, from time to time acquire or dispose of our securities. Subject to the foregoing, and except as otherwise disclosed in the Offer or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:
     (a) any extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving us or any of our subsidiaries;
     (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

     (c) any material change in our present dividend policy or our indebtedness or capitalization;
     (d) any change in our present Board of Directors or executive management team, including any plans to change the number or term of our directors or to fill any existing board vacancies or to change the material terms of any executive officer’s employment;
     (e) any other material change in our corporate structure or business;
     (f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;
     (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “1934 Act”);
     (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the 1934 Act;
     (i) the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or
     (j) any change in our articles of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

2.	PURPOSE OF THE OFFER.
We are making this Offer to amend or replace the Eligible Options because of potential adverse tax consequences that we believe apply. As a result of a thorough investigation of the Company’s historical stock option grant practices, we have determined that each Eligible Option had an original exercise price that was less than the fair market value per share of our common stock on the adjusted grant date, as determined for accounting purposes.
Section 409A of the Code provides that an option granted with a below-market exercise price, to the extent not vested as of December 31, 2004, will be subject to adverse income taxation unless that option is brought into compliance with Section 409A. The Company is providing Eligible Optionholders with the opportunity to bring their Eligible Options into compliance either by amending the exercise price per share to the Adjusted Exercise Price determined for each such option or by replacing that option with a New Option.
Unless the Eligible Options are amended or replaced before the earlier of December 31, 2008 or the exercise date, we believe the optionholder will be subject to the following adverse tax consequences under Section 409A, beginning with 2009.
     Taxation in 2009. To the extent the optionholder holds unexercised Eligible Options that vested before or that vest during 2009, the optionholder will recognize taxable income for 2009 in an amount equal to the fair market value of those shares on the applicable tax measurement date less the exercise price payable for those shares (which we refer to as the “spread”). The optionholder will have to report that income in his or her tax return filed for 2009, even if the Eligible Option is not exercised for those shares during that year. The IRS has not yet provided guidance on what the applicable tax measurement date is for determining an optionholder’s taxable income, but it is possible that this date will be the earlier of December 31, 2009 or the exercise date.
     Tax Penalty. In addition to normal income taxes payable on the spread in effect under each of the optionholder’s Eligible Options on the applicable tax measurement date for 2009, the optionholder would also be subject to an additional tax penalty equal to 20% of that spread.
     Note: California has adopted Section 409A, and for optionholders subject to California income taxation, the total penalty tax is 40%. Other states have also adopted Section 409A with penalty taxes at rates different from the 20% rate under Section 409A.
     Interest Penalty Measured From Year of Vesting. To the extent the Eligible Option vested as to one or more shares during 2005, the optionholder will incur an interest penalty payable with his or her tax return for 2009. The interest penalty will be based on the income taxes the optionholder would have incurred for 2005 had he or she been taxed on the spread which existed on those vested shares on December 31, 2005 (the amount by which the December 31, 2005 fair market value of the shares which vested under the Eligible Option during 2005 exceeded the exercise price payable for those shares). For purposes of such calculation, the optionholder’s tax rate will be deemed to be 35%, and that tax rate will be applied to the December 31, 2005 option spread on the shares which vested under the Eligible Option during 2005. The tax amount resulting from such calculation is not actually payable for 2005, but will trigger an interest penalty under Section 409A for the period beginning April 15, 2006 and continuing until the date the optionholder pays the accrued interest with his or her taxes for 2009. To the extent an Eligible Option vested as to one or more shares during 2006, the optionholder would perform the same calculation based on the December 31, 2006 fair market value of the shares which vested during that year, and the interest penalty would accrue over the period beginning April 15, 2007 and continuing until the optionholder pays the accrued interest with his or her taxes for 2008. The same calculation would also be applicable for any shares which vested under the Eligible Option during 2007 and 2008 based on the option spread which existed on those particular shares on December 31, 2007 or December 31, 2008, as applicable, and the interest penalty would accrue until the optionholder pays the accrued interest with his or her 2009 taxes. Finally, there would also be an additional interest penalty with respect to the shares which vested under the Eligible Option during the 2005, 2006 and 2007 but remain unexercised in 2009, to the extent their year-end fair market value in each year subsequent to the year of vesting is higher than their year-end fair market value in the immediately preceding year. The interest penalty would accrue until paid with the optionholder’s 2009 taxes.
     Vesting in Subsequent Years. To the extent an Eligible Option first vests after 2008, the optionholder will be subject to income taxation and penalty taxes on the spread which exists between the fair market value of the shares which vest during that year and the exercise price payable for those shares. Such spread will be calculated on the applicable tax measurement date for such year.
     Continued Taxation of Vested Shares. The optionholder will be subject to additional income taxation and penalty taxes on any subsequent increases to the fair market value of his or her vested option shares which occur in years after the year in which those shares are first taxed under Section 409A. Such taxation will continue until the optionholder exercises the options.
     Note: The IRS has not yet provided any guidance as to how the additional taxable income is to be measured over the period the options remain outstanding after 2008.
The following is an example of the adverse U.S. federal income taxes that may occur under Section 409A if remedial action is not taken to bring below-market options into compliance with Section 409A:
EXAMPLE. Assume that the July 2, 2002 option in the example on Page 16 is not amended. In that case, the 1,500 option shares that vested during 2005 and 2006 would be taxed as follows under Section 409A:
     Taxation in 2009: On the applicable tax measurement date in 2009, the optionholder would recognize taxable income equal to the amount by which the fair market value of the 1,500 shares exceeded the exercise price payable for those shares. If we assume that the option is exercised for those 1,500 shares on September 5, 2009, when the fair market value is $25.00 per share, and that such date is the applicable tax measurement date for Section 409A purposes, then the optionholder will recognize $22,500 of taxable wages (1,500 x ($25.00 – $10.00)) in 2009. In addition, the optionholder would incur a 20% penalty tax in the amount of $4,500. There would also be an interest penalty assessed for the 750 shares that vested in 2005. That interest penalty would be based on the taxes that would have been due on April 15, 2006 had the optionholder been taxed at the rate of 35% on the spread on those 750 shares on December 31, 2005. The interest penalty on those particular shares would accrue until the optionholder pays that interest penalty with his or her 2009 taxes. In addition, there would be an interest penalty assessed on the 750 shares that vested in 2006. That interest penalty would be based on the taxes that would have been due on April 15, 2007 had the optionholder been taxed at the rate of 35% on the spread on those 750 shares on December 31, 2006. The interest penalty on those particular shares would also accrue until the optionholder pays that interest penalty with his or her 2009 taxes. Finally, there would be an additional interest penalty on the shares that vested during 2005 and 2006, to the extent their year-end fair market value in each year subsequent to the year of vesting is greater than their year-end fair market value in the immediately preceding year. That interest penalty would accrue until the date it is paid with the optionholder’s 2009 taxes. There will also be the possibility of adverse taxation under the tax laws of the state in which the optionholder resides.
     Continued Taxation: If the option is not exercised in 2009, the optionholder will still recognize taxable income in that year. It is likely that the amount of taxable income and the 20% penalty tax will be based on the option spread which exists on the 1,500 shares as of December 31, 2009; however, there is at present no IRS guidance on the appropriate tax measurement date. In addition, the optionholder would continue to be subject to income taxation and the 20% penalty tax in each subsequent year the option remains outstanding after 2009, and the amount of such taxation would be based on any subsequent appreciation in the value of the shares since the last tax measurement date for those shares under Section 409A.
If you elect not to tender your Eligible Options for amendment or replacement, then you will be solely responsible for any taxes, penalties or interest payable under Section 409A and comparable state tax laws. If you exercise an Eligible Option in 2007 or 2008 for all the covered shares without first bringing that option into compliance with Section 409A, and such exercise is not in connection with a termination of your employment with the Company, then the 20% penalty tax under Section 409A on that exercised option will be based on the amount by which the fair market value of the purchased shares at the time of exercise exceeds the current exercise price, and the interest penalties will be based on the spread at the close of 2005 and 2006 on the option shares initially vesting in those years and any additional increase to the 2005 option spread which existed at the end of 2006.
Section 409A applies only to below-market options that had not vested as of December 31, 2004. The portion of any below-market option granted before October 4, 2004 that was vested as of December 31, 2004 is not subject to Section 409A.
To avoid any adverse tax consequences under Section 409A with respect to your Eligible Options, you must take remedial action to bring them into compliance with the requirements of Section 409A. Your Eligible Options can be amended to increase the exercise price to the Adjusted Exercise Price. Such an amendment to the exercise price would bring the Eligible Options into compliance with Section 409A, and you could exercise that the amended option as you choose, subject only to the existing exercise provisions and option term in effect for each such option. A New Option granted in replacement of an Eligible Option with a current exercise price at or above the fair market value of the underlying shares on the new grant date will also avoid taxation under Section 409A.
Accordingly, pursuant to the Offer, you may tender each of your Eligible Options for amendment or replacement. The exercise price per share for each Amended Option will be increased to the Adjusted Exercise Price determined for that option, and that Amended Option will not be subject to the adverse tax consequences under Section 409A described above. Each New Option granted in replacement of a tendered Eligible Option with a current exercise price at or above the fair market value of the Company’s common stock on the Amendment Date will also avoid taxation under Section 409A.
Neither we nor our Board of Directors will make any recommendation as to whether or not you should tender your Eligible Options for amendment or replacement, nor have we authorized any person to make any such recommendation. You must make your own decision whether to tender your Eligible Options, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A may apply to your Eligible Options if they are not amended or replaced pursuant to the Offer, and you will be solely responsible for any taxes, interest or penalties you may incur under Section 409A. You are urged to evaluate carefully all of the information in the Offer, and we recommend that you consult your own tax advisor.

3.	STATUS OF ELIGIBLE OPTIONS NOT AMENDED OR REPLACED.
If you choose not to tender your Eligible Options, those options will continue to remain outstanding in accordance with their existing terms, including the below-market exercise price component that violates Section 409A. Accordingly, if you take no other action to bring those options into compliance with Section 409A, we believe you will be subject to the adverse U.S. federal tax consequences described in Section 2 above. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A.

4.	PROCEDURES FOR TENDERING ELIGIBLE OPTIONS.
Proper Tender of Options
If you choose to participate in this Offer, you must do the following before Midnight, Eastern Time, on the Expiration Date:

1. Use your Forrester corporate active directory login username and password (i.e. the credentials you use to log-in to your computer) to access Forrester’s intranet (referred to herein as “GoForr”) at the website address http://goforr.forrester.com/sites/TO/Responses/forms/template.xsn.
2. Properly complete and submit the election agreement via GoForr by Midnight, Eastern Time, on December 17, 2007 (by selecting the “Accept Offer” box on the GoForr page containing your stock option information after you have read the election agreement terms and conditions).
This is an all or nothing offer, which means that if you participate, you must participate with respect to all of your Eligible Options. To help you determine which of your outstanding options are Eligible Options and to give you the tools to make an informed decision, on GoForr we will provide you with access to an Addendum listing your Eligible Options, the new exercise price that will apply if the Eligible Options are amended and the cash payment you will receive for each Eligible Option, if amended. Your Addendum will be available via GoForr (at the website address http://goforr.forrester.com/sites/TO/Responses/forms/template.xsn), which you may access using your login credentials.
Determination of Validity; Rejection of Option Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any option tender, and we will decide, in our sole discretion, all questions as to (i) the portion of each outstanding option that comprises an Eligible Option for purposes of this Offer; (ii) the Adjusted Exercise Price to be in effect under each Amended Option, (iii) the number of shares of our common stock covered by the Amended Option at the Adjusted Exercise Price, (iv) the amount of the Cash Bonus payable with respect to each Amended Option and (v) the cancellation of tendered Eligible Options with exercise prices at or above the fair market value of our common stock on the Amendment Date and the replacement of those canceled options with New Options. Our determination as to those matters will be final and binding on all parties. We reserve the right to reject any or all option tenders that we determine do not comply with the conditions of the Offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept for amendment or replacement each properly and timely tendered Eligible Option that is not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Eligible Option or any particular Eligible Optionholder. No tender of an Eligible Option will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionholder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.
Our Acceptance Constitutes an Agreement. Your tender of an Eligible Option pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Subject to our rights to extend, terminate or amend the Offer, we currently expect that we will, promptly upon the expiration of the Offer, accept for amendment all properly tendered Eligible Options that have not been validly withdrawn, and on the next business day we will increase the exercise price per share to the Adjusted Exercise Price determined for that option. However, if the Adjusted Exercise Price determined for any tendered Eligible Option would be the same as or lower than the current exercise price per share of that option, then that option will, on the Amendment Date, be canceled and immediately replaced with a New Option with a new grant date.
Our acceptance of your tendered Eligible Options for amendment or replacement pursuant to the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer. Accordingly, as soon as administratively practicable after the Amendment Date, we will deliver to you a final and complete Amendment Agreement, a form of which is filed as an exhibit to the Tender Offer Statement on Schedule TO, of which this document is a part. Schedule I to that final agreement will indicate the Adjusted Exercise Price in effect for each of your Amended Options and the Company’s unconditional obligation to pay you on the Company’s first regularly scheduled payroll date after January 1, 2008 the Cash Bonus calculated for each Amended Option. You will also receive a new stock option certificate for any New Option granted in replacement of a tendered Eligible Option with a current exercise price per share at or above the fair market value per share of our common stock on the Amendment Date.

5.	WITHDRAWAL RIGHTS.
You may only withdraw your tendered Eligible Options in accordance with the provisions of this Section 5.

To withdraw your election with respect to your tendered Eligible Options, you must do the following before Midnight, Eastern Time, on December 17, 2007 (or any extended expiration date of the Offer):
1. Use your Forrester corporate active directory login username and password (i.e. the credentials you use to log-in to your computer) to access GoForr at the website address http://goforr.forrester.com/sites/TO/Responses/forms/template.xsn.
2. Properly complete and submit your withdrawal by selecting the “Withdraw Acceptance” box on the GoForr page containing your Addendum after you have read the election agreement and terms and conditions.
IF YOU CHOOSE TO WITHDRAW ANY TENDERED ELIGIBLE OPTION, YOU MUST WITHDRAW ALL TENDERED OPTIONS.
Any Eligible Option you withdraw will no longer be deemed tendered for amendment or replacement pursuant to the Offer, unless you properly re-tender that option before the Expiration Date by following the election and tender procedures described in Section 4.
Neither the Company nor any other person is obligated to give notice of any defects or irregularities in any withdrawal submitted to us for purposes of withdrawing tendered Eligible Options from the Offer, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of those matters will be final and binding.

6.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR AMENDMENT OR REPLACEMENT AND COMMITMENT TO PAY CASH BONUS WITH RESPECT TO AMENDED OPTIONS.
Upon the terms and subject to the conditions of the Offer, we will, upon the Expiration Date, accept for amendment or replacement all Eligible Options that have been properly tendered and not validly withdrawn before the Expiration Date. For each Amended Option, we will increase the exercise price per share to the applicable Adjusted Exercise Price on the next business day, currently scheduled to be December 18, 2007. For each tendered Eligible Option that is canceled pursuant to the Offer, we will grant a New Option in replacement on December 18, 2007. If we extend the Expiration Date, then the accepted Eligible Option will be amended or replaced on the next business day following the extended Expiration Date.
We will provide written or electronic notice of our acceptance to each Eligible Optionholder whose tendered Eligible Options we have accepted for amendment or replacement. Such notice may be by email, press release or other means. In addition, we will, as soon as administratively practicable after the Amendment Date, deliver a final and complete Amendment Agreement to each Eligible Optionholder whose Eligible Options have been amended pursuant to the Offer. Schedule I to that agreement will reflect the increases to the exercise prices of the Amended Options and the Company’s unconditional obligation to pay such Eligible Optionholder the applicable Cash Bonus for each of his or her Amended Options on the Company’s first regularly scheduled payroll date after January 1, 2008, which is scheduled to be January 15, 2008. The Cash Bonus will be paid whether or not an Eligible Optionholder is employed on the payment date. For each New Option to which a tendering Eligible Optionholder becomes entitled, we will deliver a new stock option certificate to that person as soon as administratively practicable after the Amendment Date.
However, if you are not employed by the Company on the Amendment Date, then none of your tendered Eligible Options will be amended or replaced, and you will not be entitled to any Cash Bonus on those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share.

7.	CONDITIONS OF THE OFFER.
We will not accept any Eligible Options tendered to us for amendment or replacement, and we may terminate or amend the Offer or postpone our acceptance of any Eligible Options tendered to us for amendment or replacement, in each case, subject to Rule 13e-4(f)(5) under the 1934 Act if, at any time on or after November 19, 2007, and before the Expiration Date, any of the following events has occurred, or has been reasonably determined by us to have occurred and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission by us), the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with our acceptance of the Eligible Options tendered to us for amendment or replacement:
     (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the amendment of the existing exercise price in effect for some or all of the tendered Eligible Options pursuant to the Offer, the payment of the applicable Cash Bonuses, the cancellation of tendered options and the grant of New Options in replacement or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;
     (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or other affiliated entities, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:
•	make the amendment of the tendered Eligible Options or payment of the Cash Bonuses or the cancellation of tendered options and the grant of New Options in replacement thereof illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

•	delay or restrict our ability, or render us unable, to accept for amendment or replacement some or all of the tendered Eligible Options;

•	materially impair the benefits we hope to convey as a result of the Offer, that we believe would occur only as a result of further changes to Section 409A, the regulations thereunder or other tax laws that would affect the Offer or the Eligible Options; or

•	materially and adversely affect our business, condition (financial or other), operating results, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;
     (c) there shall have occurred:
•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	any significant change in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad as a result of unforeseen, extraordinary events beyond our control that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

•	any decline in either the Dow Jones Industrial Average, the Nasdaq Global Select Market or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on November 19, 2007;

     (d) there shall have occurred any change in generally accepted accounting standards or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Offer that would be in excess of any compensation expenses that we would be required to record under generally accepted accounting standards in effect at the time we commence the Offer;
     (e) any change or changes shall have occurred in our business, condition (financial or other), assets, operating results, operations, prospects or stock ownership or that of our subsidiaries as a result of unforeseen, extraordinary events beyond our control that, in our reasonable judgment, is or may be material to us or our subsidiaries or other affiliated entities or otherwise makes it inadvisable for us to proceed with the Offer; or
     (f) any rules, regulations or actions by any governmental authority, the Nasdaq Global Select Market, or other regulatory or administrative authority of any national securities exchange have been enacted, enforced or deemed applicable to the Company that makes it inadvisable for us to proceed with the Offer.
The conditions to the Offer are for our benefit. We may assert them in our discretion, regardless of the circumstances giving rise to them, at any time before the Expiration Date. We may waive them, in whole or in part, at any time and from time to time before the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Should we decide to waive any of the material conditions of the Offer, the Offer will remain open for the five (5) business days following the date we announce the waiver. Any determination we make concerning the events described in this Section 7 may be challenged by an Eligible Optionholder only in a court of competent jurisdiction. A non-appealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.
8.	PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.
There is no established trading market for the Eligible Options or any other options granted under Plans.
Our common stock is quoted on the Nasdaq Global Select Market under the symbol “FORR.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock on the Nasdaq Global Select Market.

QUARTER ENDED	HIGH	LOW
September 30, 2007	$28.07	$21.51
June 30, 2007	$31.36	$25.35
March 31, 2007	$29.57	$25.00
December 31, 2006	$32.32	$26.29
September 30, 2006	$29.55	$23.55
June 30, 2006	$28.00	$20.31
March 31, 2006	$23.15	$17.76
December 31, 2005	$21.00	$17.28
September 30, 2005	$21.58	$17.45
June 30, 2005	$18.77	$13.61
March 31, 2005	$18.46	$13.79

On November 15, 2007 the closing price of our common stock on the Nasdaq Global Select Market was $21.64 per share.
The price of our common stock has been, and in the future may be, volatile and could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of those companies.

9.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF AMENDED OPTIONS OR NEW OPTIONS.
Consideration. If we accept the tender of your Eligible Options for amendment, the exercise price per share will be increased to the Adjusted Exercise Price determined for each such option. Except for such Adjusted Exercise Price, all the terms and provisions in effect for the Eligible Option at the time of tender will continue in effect after the amendment. Accordingly, each Amended Option will continue to vest in accordance with the same vesting schedule measured from the same vesting commencement date of such option, and the exercise period and expiration date for each option will also remain unchanged. However, if the Adjusted Exercise Price as so determined would be the same as or lower than the current exercise price per share of the Eligible Option, then that option will, on the Amendment Date, be canceled and immediately replaced with a New Option with the same current exercise price per share, but with a new grant date.
If you are not employed by the Company on the Amendment Date, then none of your tendered Eligible Options will be accepted for amendment or replacement. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share.
Should you participate in this Offer, then for each of your Eligible Options that is amended to increase the exercise price per share to the Adjusted Exercise Price determined for that option, you will be eligible to receive the special Cash Bonus. The Cash Bonus will be paid from the Company’s general assets on the Company’s first regularly scheduled payroll date after January 1, 2008, and you will be a general creditor of the Company with respect to the Cash Bonus. No Cash Bonuses will be paid with New Options granted in replacement of tendered Eligible Options, because the exercise price will be the same as in effect for the canceled option it replaces.
If all Eligible Options tendered pursuant to the Offer are amended, then the resulting Amended Options and New Options will cover approximately 212,614 shares of our common stock in the aggregate, which represents approximately 0.9% of the total number of shares of our common stock outstanding as of November 1, 2007. The Cash Bonuses payable pursuant to this Offer will be in the total maximum dollar amount of approximately $444,317, assuming the exercise price of each tendered Eligible Option is increased to the fair market value per share on the adjusted grant date, as determined for accounting purposes.
Terms of Amended Options or New Options. The amendment or replacement of the tendered Eligible Options pursuant to the Offer will not create any contractual or other right of the tendering Eligible Optionholders to receive any future grants of stock options, restricted stock units or other stock-based compensation. This Offer does not change the “at-will” nature of an Eligible Optionholder’s employment with us, and an Eligible Optionholder’s employment may be terminated by us or by the optionholder at any time, for any reason, with or without cause. The employment of Eligible Optionholders outside the United States may be terminated subject to the requirements of local law and the terms of any employment agreement.
The Eligible Options have all been granted pursuant to the 1996 Plan or the 2006 Plan. Each Amended Option will continue to remain outstanding under the 1996 Plan or the 2006 Plan, and each New Option will be granted under the 2006 Plan. The Plans have been filed as Exhibits to our Annual Report on Form 10-K for the year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, respectively. Please contact Elizabeth Lemons, Forrester Research, Inc., 400 Technology Square, Cambridge, MA 02139, Tel: (617) 613-6000, to receive a copy of the Plans or the form of stock option certificate in effect for the Eligible Options granted under the Plans. We will promptly furnish you copies of those documents at our expense. Both the Amendment Agreement to be used to evidence the increase to the exercise price of each Eligible Option amended pursuant to the Offer and the form of stock option certificate to be used to evidence each New Option granted in replacement of an Eligible Option canceled pursuant to the Offer have been filed with the SEC as exhibits to the Schedule TO.

Taxation of Non-Statutory Stock Options.
An optionholder will not recognize taxable income for U.S. federal income tax purposes upon the grant of a non-statutory option. In general, an optionholder will recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionholder will be required to satisfy the tax withholding requirements applicable to such income.
We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionholder with respect to the exercised non-statutory option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the optionholder.
Accounting Treatment.
In accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123R (revised 2004) (“FAS 123R”), effective with our 2006 fiscal year, the stock options that we grant to our employees under the Plans must be valued, under an appropriate valuation formula, at their fair value as of the grant date, and that fair value must then be charged as a direct compensation expense against our reported earnings over the designated vesting period of the award. Similar option expensing will be required for any unvested options that were outstanding on the January 1, 2006 effective date of FAS 123R, with the grant date fair value of those unvested options to be expensed against our earnings over the remaining vesting period.
Please see Section 13 for a discussion of the accounting treatment of the Offer.

10.	TERMS OF AMENDED OPTIONS AND NEW OPTIONS
Except for the Adjusted Exercise Price, all the terms and provisions in effect for the Eligible Option at the time of tender will continue in effect if that option is amended pursuant to the Offer. Accordingly, each Amended Option will continue to vest in accordance with the vesting schedule of that option at the time of the amendment, and the exercise period and option term for that Amended Option will also remain unchanged.
Each New Option will have the same current exercise price per share as the canceled Eligible Option it replaces and no loss of vesting or change to the expiration date of the option term, but it will have a new grant date.
11.	INFORMATION CONCERNING FORRESTER.
Forrester Research, Inc. conducts independent technology and market research and provides pragmatic and forward-thinking advice to global leaders in business and technology. We offer products and services in four major areas: Research, Data, Consulting and Community. Our products and services are targeted to specific roles, including principally senior management, business strategists, and marketing and technology professionals at $1 billion-plus companies who collaborate with us to align their technology investments with their business goals.
Research serves as the foundation for all our offerings and consists primarily of annual memberships to our syndicated research offering, RoleViewTM, formerly known as WholeView2, that provides comprehensive access to our core research on a wide range of business and technology issues of interest to the specific roles our products and services address. In addition to RoleView, we also provide several client-focused products and services in our Data, Consulting, and Community offerings. Each of these allow our clients to interact directly with analysts and explore in greater detail the issues and topics covered by RoleView research on a client-specific basis.
We were incorporated in Massachusetts on July 7, 1983 and reincorporated in Delaware on February 16, 1996. Our principal executive offices are located at 400 Technology Square, Cambridge, MA 02139, and our telephone number at that address is (617) 613-6000.

12.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS; AND MATERIAL AGREEMENTS WITH DIRECTORS AND OFFICERS.
A list of the current members of our Board of Directors and executive officers is attached as Schedule I to this document. As of November 1, 2007 our current executive officers and directors as a group beneficially owned outstanding options under our various equity compensation plans to purchase a total of 879,148 shares of our common stock. That number represented approximately 24% of the shares of our common stock subject to all options outstanding under our various equity compensation plans as of that date.
Our executive officer and non-employee members of our Board of Directors are not eligible to participate in the Offer.
Neither we, nor any of our directors or executive officers, nor any affiliates of ours were engaged in transactions involving Eligible Options during the 60 days before and including the commencement of this Offer.

13.	STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.
The terms and provisions of each Amended Option will not differ from the terms and provisions in effect for that option at the time of tender, except that the Amended Option will have an exercise price equal to the Adjusted Exercise Price determined for that option. Accordingly, each Amended Option will continue to remain an outstanding option under the Plan under which it was originally granted. Each New Option will have the same current exercise price per share as the canceled Eligible Option it replaces and no loss of vesting or change to the expiration date of the option term, but will have a new grant date and will be granted under the 2006 Plan.
Pursuant to the accounting standards in effect under SFAS 123R, we will recognize additional compensation expense for financial reporting purposes with respect to the amendment of the Eligible Options to increase the current exercise prices in effect for those options to the applicable Adjusted Exercise Prices based on the incremental fair value of those options as so modified. Both the change in exercise price and the offsetting Cash Bonus are included in the determination of the incremental fair value of those options. We will not recognize any additional compensation expense for financial reporting purposes with respect to the cancellation of tendered Eligible Options and the grant of New Options in replacement thereof because there is no incremental fair value since there was no change in the grant price or any other assumptions affecting the fair value.
14.	LEGAL MATTERS; REGULATORY APPROVALS.
We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our increasing the exercise prices of the Eligible Options to the applicable Adjusted Exercise Prices, paying the applicable Cash Bonuses or canceling tendered options and granting New Options in replacement, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for such amendment to those options, the payment of the Cash Bonuses or the cancellation of tendered options and grant of New Options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may be required to delay the acceptance of the tendered Eligible Options for amendment or replacement or the payment of the applicable Cash Bonuses pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation to amend or replace Eligible Options is subject to certain conditions, including the conditions described in Section 7.

15.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.
The following is a general summary of the material U.S. federal income tax consequences applicable to the amendment of the Eligible Options and the payment of the Cash Bonuses or the cancellation of tendered options and the grant of New Options in replacement. Foreign, state and local tax consequences are not addressed.
Acceptance of Offer. If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of your tender.

Amendment of Option. The amendment of your Eligible Option to increase the exercise price per share to the Adjusted Exercise Price determined for that option is not a taxable event for U.S. federal income tax purposes.
Cancellation and Grant of New Options. The cancellation of a tendered Eligible Option and the grant of a New Option in replacement will not be a taxable event for U.S. federal income tax purposes.
Exercise of Amended Option or New Option. Your Amended Option or New Option will be taxable as a non-statutory stock option for U.S. federal income tax purposes. Accordingly, upon each exercise of such option, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and the Company must collect the applicable withholding taxes with respect to such income.
Sale of Acquired Shares. The subsequent sale of the shares acquired upon the exercise of your Amended Option or New Option will give rise to a capital gain to the extent the amount realized upon that sale exceeds the sum of the (i) exercise price paid for the shares plus (ii) the taxable income recognized in connection with the exercise of the option for those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are not sold until more than one (1) year after the date the Amended Option or New Option is exercised for those shares.
Cash Bonus. You will be immediately taxed upon receipt of the Cash Bonus. The payment will constitute wages for tax withholding purposes. Accordingly, the Company must withhold all applicable federal, state and local income and employment withholding taxes, and you will receive only the portion of the payment remaining after those taxes have been withheld.
WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR ABOUT THE U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.
16.	EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.
We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance of any Eligible Options for amendment or replacement by giving notice of such extension to the tendering Eligible Optionholders and making a public announcement thereof.
We also expressly reserve the right, in our judgment, at any time before the Expiration Date, to terminate or amend the Offer and to postpone our acceptance of any tendered Eligible Options for amendment or replacement upon the occurrence of any of the conditions specified in Section 7, by giving written or electronic notice of such termination or postponement to the tendering Eligible Optionholders and making a simultaneous public announcement. Our reservation of the right to delay our acceptance of the tendered Eligible Options for amendment or replacement is limited by Rule 13e-4(f)(5) promulgated under the 1934 Act, which requires that we must pay the consideration offered or return the tendered Eligible Options promptly after termination or withdrawal of the Offer.
Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the notice of such extension will be issued no later than 9:00 a.m. Eastern Time on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Eligible Optionholders in a manner reasonably designed to inform option holders of such change.
If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the 1934 Act. Those rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for at least ten business days after the date of such notification:
     (1) we increase or decrease the amount of consideration offered for the Eligible Options, or
     (2) we decrease the number of Eligible Options eligible to be tendered in the Offer.

17.	FEES AND EXPENSES.
We will not pay any fees or commissions to any broker, dealer or other person for soliciting submissions of Eligible Options for amendment or replacement pursuant to this Offer.

18.	ADDITIONAL INFORMATION.
We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this document is a part, with respect to the Offer. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to tender your Eligible Options for amendment or replacement:
     (a) our Annual Report on Form 10-K for our year ended December 31, 2006, filed with the SEC on November 5, 2007;
     (b) our Quarterly Reports on Form 10-Q for our quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 filed with the SEC on November 19, 2007;
     (b) our Current Reports on Form 8-K filed with the SEC on January 24, 2007, March 5, 2007, March 22, 2007, May 16, 2007, June 19, 2007, July 25, 2007, August 16, 2007, September 12, 2007 and September 20, 2007; and
     (c) the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on November 15, 1996, including any amendments or reports we file for the purpose of updating that description.
The SEC file number for these filings is 000-21433. These filings, our other annual and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at www.sec.gov. These filings may also be examined, and copies may be obtained, at the following SEC public reference room:
100 F Street, N.E.
Washington, D.C. 20549
You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.
We will also provide without charge to each person to whom a copy of this document is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:
Forrester Research, Inc.
400 Technology Square
Cambridge, Massachusetts 02139
Attn: Director, Investor Relations
or by contacting Elizabeth Lemons at elemons@forrester.com.
As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this document, you should rely on the statements made in the most recent document.
The information relating to Forrester in this document should be read together with the information contained in the documents to which we have referred you.

19. FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.
This document and our SEC reports referred to above contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the 1934 Act. All statements other than statements of historical fact may be forward-looking statements. You can identify these and other forward-looking statements by the use of words such as “expects,” “believes,” “anticipates,” “intends,” “plans,” “estimates,” or similar expressions are intended to identify these forward-looking statements. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, trends in technology spending, business and economic conditions, market trends, competition, the ability to attract and retain professional staff, our dependence on renewals of our membership-based research services and on key personnel, as well as risks associated with our ability to offer new products and services, variations in our quarterly operating results, and the actual amount of the charge and any cost savings related to reductions in force and associated actions. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.
Our actual results may differ significantly from those projected in the forward-looking statements in this document. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in Item 1A, “Risk Factors” as well as in Item 1, “Business” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K for the 2006 fiscal year filed with the SEC on November 5, 2007. You should carefully review these risks and also review the risks described in other documents we file from time to time with the SEC, including recent Current Reports on Form 8-K and other SEC filings. You are cautioned not to place undue reliance on these forward-looking statements, and we expressly assume no obligations to update the forward-looking statements in this document that occur after the date hereof.
We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Eligible Options residing in such jurisdiction.
We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document or the related Tender Offer Statement on Schedule TO. If anyone makes any representation to you or gives you any information different from the representations and information contained in this document or the related Tender Offer Statement on Schedule TO, you must not rely upon that representation or information as having been authorized by us.
We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer. You should rely only on the representations and information contained in this document or the related Tender Offer Statement on Schedule TO to which we have referred you.

Forrester Research, Inc.	November 19, 2007

SCHEDULE I
INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF FORRESTER RESEARCH, INC.

Name	Positions and Offices Held
George F. Colony	Chairman of the Board, Chief Executive Officer
Michael A. Doyle	Chief Financial Officer and Treasurer
Brian E. Kardon	Chief Strategy and Marketing Officer
Elizabeth Lemons	Chief People Officer
Gail S. Mann	Chief Legal Officer and Secretary
Julie Meringer	Managing Director, Information Technology Client Group
Mark R. Nemec	Managing Director, Technology Industry Client Group
George Orlov	Chief Information Officer and Chief Technology Officer
Charles Rutstein	Chief Operating Officer
Dennis van Lingen	Managing Director, Marketing & Strategy Client Group; Chief EMEA (Europe, Middle East, and Africa) Officer
Henk W. Broeders	Director
Robert M. Galford	Director
George R. Hornig	Director
Gretchen Teichgraeber	Director
Michael H. Welles	Director
     None of our executive officers or directors is eligible to participate in this Offer. The address of each executive officer and director is: c/o Forrester Research, Inc., 1400 Technology Square, Cambridge, Massachusetts 02139 and phone number of each executive officer and director is (617) 613-6000.